Exhibit 10.2

TERMINAL SERVICES AGREEMENT

     THIS TERMINAL SERVICES AGREEMENT is made and entered into as of December 23, 2003 (the “Effective Date”), by and between MARTIN OPERATING PARTNERS L.P., a Delaware limited partnership (hereinafter referred to as “Operator”), and MIDSTREAM FUEL SERVICE LLC, an Alabama limited liability company (hereinafter referred to as “Customer”).

WITNESSETH:

     WHEREAS, the Operator operates several marine terminal facilities (“Terminals”) which are identified in Attachment A; and

     WHEREAS, the Customer is in the # 2 Diesel Fuel (“Product”) distribution business; and

     WHEREAS, it is the desire of the Operator and the Customer that the Customer’s Product be throughput at the Terminals and that the Operator provide unloading, handling, storage, out-loading and other terminal services with respect to the Customer’s Product at the Terminals, all on the terms and conditions hereinafter provided.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Operator and the Customer agree that the Operator shall provide the hereinafter described terminal services with respect to the Customer’s Product at the Terminals, on the terms and conditions provided herein:

1.	Term of Agreement. The term of this Agreement shall begin on the Effective Date and shall end on December 31, 2006 and shall continue Month to Month thereafter, unless terminated by either party with at least sixty (60) days written notice prior to the end of any term.

2.	Operator’s Duties. In consideration of the compensation provided in Section 3 hereof, the Operator shall provide the following services (“Terminal Services’) to the Customer at the Terminals:

(a)	Unloading. Handling and Storage Services. The Customer shall deliver Product to these Terminals by marine vessel. The Operator shall unload the Customer’s Product from such marine vessels in accordance with prevailing industry standards relating to the handling of petroleum products. The Operator shall transfer the Product to, and store the Product in, any or all of the storage tanks listed in Attachment B (“Storage Tanks”), all of which are located at the Terminals.

Said Tanks shall be reserved and dedicated at all times for the exclusive use of Customer.

(b)	Out-Loading Services. The Customer’s Product may be removed from the Terminals by marine vessel. The Operator shall provide all out-loading services necessary to permit the Customer to transfer Product from the Storage Tanks to the Customer’s designated marine vessels for removal from the Terminals.

(c)	Inventory Services. The Operator shall provide to the Customer daily inventory reports of Customer’s Product, containing reports as to receipts and withdrawals of Customer Product, and the balance as of the close of business of the immediately preceding day.

3.	Operator’s Compensation. For the Terminal Services performed hereunder, the Operator shall receive the following compensation from the Customer:

(a)	Throughput Fee. The Customer shall compensate the Operator for the Terminal Services provide hereunder, in the form of a “Throughput Fee” equal to $____ per gallon for Product out-loaded out from these Terminals during a calendar month. The Customer shall have a Minimum Annual Total Throughput (“Minimum”) quantity of _____ gallons for which they shall pay the Operator this Throughput Fee. Should Customer not meet or exceed this Minimum then Customer shall compensate Operator for this shortfall at the same $____ per gallon rate. The invoicing for the Minimum shortfall (if required) will occur on the first invoice generated immediately following each calendar year. Should this Agreement be terminated prior to the end of any calendar year, then the Minimum shortfall, if any, shall be determined based on a prorated allocation of the Minimum. The Throughput Fee shall remain as stated above until the first anniversary of the Effective Date. Thereafter, the Throughput Fee shall be adjusted annually (both upward and downward as hereinafter provided) by a factor equal to the increase or decrease, as the case may be, in the Consumer Price Index (as defined below). The adjustment shall be calculated annually in December of each year, commencing in December, 2004. The adjustment shall be calculated as follows: the Throughput Fee in effect shall be multiplied by a factor equal to the amount of the increase or decrease, as the case may be, in the Consumer Price Index for the immediately preceding month of November, over the Consumer Price Index for November of the preceding year. For purposes hereof, the term “Consumer Price Index” shall mean the “Consumer Price Index for Urban Wage Earners and Clerical Workers (1967=100)” specified for “All Items. United States” compiled by the Bureau of Labor Statistics of the United States Department of Labor (the “Index”). In event the Index shall be converted to a different standard reference base or otherwise revised, the determination of the percentage change shall be made with the use of such conversion factor, formula or table for converting the Index as may be published by the Bureau of Labor Statistics or, if said Bureau shall not publish the same, then as shall be reasonably determined by the parties.

(b)	Miscellaneous Fees. The Customer shall reimburse the Operator for any and all taxes, dockage or wharfage fees, product testing charges, barge or tug charges, or any other charges which may be levied against Operator having to do with handling and or custody of Customer’s Product.

(c)	Fourchon Terminal Commission Fee Reimbursement Fee. The Customer shall reimburse the Operator for the Commission Fees owed by the Operator as a result of the handling of Product and water at the terminal located at Port Fourchon, Louisiana for the Customer’s account. This reimbursement will be a direct reimbursement of actual fees owed by the Operator as a result of the Fuel Terminal Services Agreement dated March 19, 1997, a copy of which is included as Attachment C. There will be no additional handling fees or other charges associated with the reimbursement of this fee.

(d)	Payment Terms. Payment of these Fees from the Customer to the Operator shall be net 30 days from the date of the invoice.

4.	Title to Product. Title to all of the Customer’s Product received, stored and handled by the Operator at these Terminals shall remain at all times in the name of the Customer. The Customer agrees not to deliver for storage at these Terminals any Product which may not be lawfully stored on the premises of these Terminals or any Product injurious to the premises or facilities, or which would render the facilities unfit, after cleaning, for the proper storage of similar product, or Products.

5.	Assignment. Neither party shall assign this Agreement without the express written consent of the other party.

6.	Facility, Tank and Equipment Condition. The Operator shall, at its sole cost and expense, provide and maintain all handling and storage equipment and facilities necessary to the performance of its services expressed hereunder, including without limitation the storage tanks, in compliance with prevailing industry standards and all applicable Laws (as defined below) as they may exist from time to time.

7.	Customers Compliance with Laws. In the conduct of its business in the premises of these Terminals, the Customer shall comply in all material respects with all federal, state and local laws, ordinances, decrees, orders, regulations, permits or other requirements having the force of law (hereinafter, the “Laws”).

8.	Entire Agreement. This Terminal Services Agreement shall constitute the entire agreement concerning the subject hereof between the parties superseding all previous agreements, negotiations and representations made prior or contemporaneous to the date hereof. This Agreement shall be modified or amended only by written agreement executed by both parties hereto.

9.	Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     EXECUTED as of the date first set forth above.

MIDSTREAM FUEL SERVICE LLC

By:	Martin Resource Management
Corporation, Its Sole Member

By:		/s/ Ruben S. Martin

	Name:	Ruben S. Martin

	Title:	Chief Executive Officer and President

MARTIN OPERATING PARTNERS, LP

By:	Martin Operating GP LLC,
its General Partner

	By:	Martin Midstream Partners L.P.,
its Sole Member

		By:	Martin Midstream GP LLC,
its General Partner

By:		/s/ Ruben S. Martin

	Name:	Ruben S. Martin

	Title:	Chief Executive Officer and President

Attachment A

Terminal Services Agreement
Marine Terminal Facilities (Terminals)

1.	Venice, LA
2.	Amelia, LA
3.	Berwick, LA
4.	Intracoastal City, LA
5.	Cameron (East), LA
6.	Cameron (West), LA
7.	Sabine Pass, TX
8.	Galveston, TX
9.	Freeport, TX (OOS)
10.	Freeport, TX (Tesoro)
11.	Port O’Conner, TX
12.	Aransas Pass, TX (Harbor Island)

Attachment B

Terminal Services Agreement
Storage Tank List

LOUISIANA FACILITIES

Tank		Height	Diameter	Calculated	Nominal		Construction
No.	Tank Age	(feet)	(feet)	Vol. (gal)	Vol. (gal)	Stored Product	Materials

VENICE
1	1969	30	35	215,789	215,000	Diesel Fuel	Welded Steel
2	1969	24	25	84,077	85,000	Diesel Fuel	Welded Steel
AMELIA
1	1979	33	52	507,834	510,000	Diesel Fuel	Welded Steel
3	1982	13	8	4,888	5,000	Diesel Fuel	Welded Steel
BERWICK
1	1998	29	55	515,104	515,000	Diesel Fuel	Welded Steel
2	1998	29	55	515,104	515,000	Diesel Fuel	Welded Steel
INTRACOASTAL CITY
1	1981	32	60	676,431	600,000	Diesel Fuel	Welded Steel
2	1981	32	60	676,431	600,000	Diesel Fuel	Welded Steel
3	1981	32	60	676,431	600,000	Diesel Fuel	Welded Steel
6	1978	16	8	6,013	1,000	Road Use Diesel	Welded Steel
CAMERON (East)
1	1971	33	67	685,430	685,000	Diesel Fuel	Welded Steel
2	1971	25	38	205,682	205,000	Diesel Fuel	Welded Steel
8	1986	29	50	440,022	441,000	Diesel Fuel	Welded Steel
CAMERON (West)
1	1979	87	40	630,000	630,000	Diesel Fuel	Welded Steel

TEXAS FACILITIES

SABINE PASS
1	1978	32	60	674,384	675,000	Diesel Fuel	Welded Steel
GALVESTON
1	1976	40	30	211,385	210,000	Diesel Fuel	Welded Steel
5	1982	48.2	86	2,103,784	2,090,000	Diesel	Welded Steel
FREEPORT (OOS)
1	1994	38	40	345,127	350,000	Diesel Fuel	Welded Steel
FREEPORT (Tesoro)
1	1984	24	30	126,831	125,000	Diesel Fuel	Bolted Galv. Steel
2	1984	24	21	62,147	60,000	Diesel Fuel	Bolted Galv. Steel
PORT O'CONNOR
1	1983	32	35	230,175	230,000	Diesel Fuel	Welded Steel
2	1983	18	5	3,000	3,000	Diesel Fuel	H - Welded Steel
ARANSAS PASS (Harbor Island)
1	1986	32	33.5	210,868	210,000	Diesel Fuel	V - Welded Steel
2	1989	24	30	126,831	126,000	Diesel Fuel	V - Welded Steel
8	1992	10	4	9,329	1,000	Diesel Fuel	H - Welded Steel